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                                                                    Exhibit (e)
                             DISTRIBUTOR'S CONTRACT


       Distributor's Contract dated September 19, 1990, by and between THE EMPIRE BUILDER TAX FREE BOND FUND, a Massachusetts business trust (the "Fund") and Glickenhaus & Co., a partnership organized under the laws of the State of New York (the "Distributor").

       WHEREAS, the Fund and the Distributor desire to enter into an agreement providing for the distribution by the Distributor of shares of the Fund;

       NOW, THEREFORE, in consideration of the mutual agreements contained in the Terms and Conditions of Distributor's Contract attached to and forming a part of this Contract (the "Terms and Conditions"), the Fund hereby appoints the Distributor as a distributor of shares of the Fund, and the Distributor hereby accepts such appointment, all as set forth in the Terms and Conditions.

       A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

       IN WITNESS WHEREOF, THE EMPIRE BUILDER TAX FREE BOND FUND and GLICKENHAUS & CO., has each caused this Distributor's Contract to be signed in duplicate in its behalf, all as of the day and year first above written.

                                         THE EMPIRE BUILDER TAX FREE BOND FUND


                                         By:   /s/ J. Kevin Lambert
                                            ------------------------------------
                                             J. Kevin Lambert
                                             Treasurer

                                         GLICKENHAUS & CO.


                                         By:   /s/ Seth M. Glickenhaus
                                            ------------------------------------
                                             Seth M. Glickenhaus
                                             General Partner



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                              TERMS AND CONDITIONS
                                       OF
                             DISTRIBUTOR'S CONTRACT



1. RESERVATION OF RIGHT NOT TO SELL. The Fund reserves the right to refuse at any time or times to sell any of its shares of beneficial interest ("shares") hereunder for any reason deemed adequate by it.

2.   SALE OF SHARES TO THE DISTRIBUTOR AND SALES BY THE DISTRIBUTOR.
The Distributor will have the right, as principal, to sell shares to investment dealers against orders therefor at the public offering price less a discount determined by the Distributor, which discount shall not exceed the amount of the sales charge referred to below.

     The Distributor will also have the right, as principal, to purchase shares from the Fund at their net asset value and to sell such shares to the public against orders therefor at the public offering price. Upon receipt of an order to purchase Fund shares from a broker or dealer with whom the Distributor has a Sales Contract, the Distributor will promptly purchase shares from the Fund to fill such order. Upon receipt of registration instruments in proper form and payment for such shares, the Distributor will transmit such instructions to the Fund or its agent for registration of the shares purchases.

     The Distributor will also have the right, as agent for the Fund, to sell shares at the public offering price to such persons and upon such conditions as the Trustees of the Fund may from time to time determine.

     The Distributor will also have the right, as principal, to sell shares at their net asset value to such persons as may be approved by the Trustees of the Fund, all such sales to comply with the provisions of the Investment Company Act of 1940 and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

     The public offering price shall be the net asset value of shares then in effect, plus an applicable sales charge determined in the manner set forth in the then current Prospectus of the Fund or as permitted by the Investment Company Act of 1940 and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder. In no event shall the public offering price exceed 100/91.50 of such net asset value, and in no event shall any applicable sales charge exceed 8.50% of the public offering price. The net asset value of shares shall be determined in the manner provided in the Agreement and Declaration of Trust of the Fund as then amended and when determined shall be applicable to transactions as provided for in the then current Prospectus.



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     On every sale the Fund shall receive the applicable net asset value of the shares. The Distributor shall have the right to retain the sales charge less any applicable dealer discount. The Distributor will reimburse the Fund for any increased issue tax paid on account of the sales charge.

3. SALES OF SHARES BY THE FUND. The Fund reserves the right to issue shares at any time directly to its shareholders as a stock dividend or stock split and to sell shares to its shareholders or to other persons approved by the Distributor at not less than net asset value.

4. REPURCHASE OF SHARES. The Distributor will act as agent for the Fund in connection with the repurchase of shares by the Fund upon the terms and conditions set forth in the then current Prospectus of the Fund.

5. BASIS OF PURCHASES AND SALES OF SHARES. The Distributor will use its best efforts to place shares sold by it on an investment basis. The Distributor does not agree to sell any specific number of shares. Shares will be sold by the Distributor only against orders therefor. The Distributor will not purchase shares from anyone other than the Fund except in accordance with Section 4, and will not take "long" or "short" positions in shares contrary to the Agreement and Declaration of the Trust of the Fund.

6. RULES OF NASD, etc. The Distributor will conform to the Rules of Fair Practice of the National Association of Securities Dealers, Inc. and the sale of securities laws of any jurisdiction in which it sells, directly or indirectly, any shares. The Distributor also agrees to furnish to the Fund sufficient copies of any agreements or plans it intends to use in connection with any sales of shares in adequate time for the Fund to file and clear them with the proper authorities before they are put in use, and not to use them until so filed and cleared.

7. INDEPENDENT CONTRACTOR. The Distributor shall be an independent contractor and neither the Distributor nor any of its officers or employees as such is or shall be an employee of the Fund. The Distributor is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. The Distributor assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

     The Distributor will maintain at its own expense insurance against public liability in such an amount as the Trustees of the Fund may from time to time reasonably request.

8. EXPENSES. The Fund will pay or reimburse the Distributor for all expenses of qualifying shares of the Fund for sale under the so-called "Blue Sky" laws of any state. The Distributor will pay all expenses of preparing, printing and distributing advertising and sales literature (apart from expenses of registering shares under the Federal Securities Act of 1933 and Investment Company Act of 1940 and the preparation and printing of Prospectuses and reports as required by said Acts and the direct expenses of the issue of shares, except that the Distributor will pay


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the cost of the preparation and printing of Prospectuses and shareholders'
reports used by it and by others in the sale of Fund shares to the extent such cost is not paid by others).

9. INDEMNIFICATION OF FUND. The Distributor agrees to indemnify and hold harmless the Fund and each person who has been, is or may hereafter be a Trustee of the Fund against expenses reasonably incurred by any of them in connection with any claim or in connection with any action, suit or proceeding to which any of them may be a party, which arises out of or is alleged to arise out of any misrepresentation or omission to state a material fact, or out of any alleged misrepresentation or omission to state a material fact, on the part of the Distributor or any agent or employee of the Distributor or any other person for whose acts the Distributor is responsible or is alleged to be responsible, unless such misrepresentation or omission was made in reliance upon written information furnished by the Fund. The Distributor also agrees likewise to indemnify and hold harmless the Fund and each such person in connection with any claim or in connection with any action, suit or proceeding which arises out of or is alleged to arise out of the diligence with respect to its services rendered in connection with investment, reinvestment, automatic withdrawal and other plans for shares. The term "expenses" includes amounts paid in satisfaction of judgments or in settlements which are made with the Distributor's consent. The foregoing rights of indemnification shall be in addition to any other rights to which the Fund or a Trustee may be entitled as a matter of law.

10. INDEMNIFICATION OF THE DISTRIBUTOR. The Fund agrees to indemnify, defend and hold the Distributor, its several officers, employees and directors, and any person who controls the Distributor within the meaning of Section 15 of the Securities Act of 1933, free and harmless from and against any and all claims, demands, liabilities and any counsel fees incurred in connection therewith which the Distributor, its officers, employees or directors, or any such controlling person, may incur, under the Securities Act of 1933 or under common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Registration Statement or Prospectus or material fact required to be stated in either thereof not misleading, provided that in no event shall anything contained in this Agreement be construed so as to protect the Distributor against any liability to the Fund or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

11. ASSIGNMENT TERMINATES THIS CONTRACT; AMENDMENT OF THIS CONTRACT. This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment. This Contract may be amended only if such amendment be approved either by action of the Trustees of the Fund or at a meeting of the shareholders of the Fund by the affirmative vote of a majority of the Trustees of the Fund who are not interested persons of the Fund or of the Distributor by vote cast in person at a meeting called for the purpose of voting on such approval.




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12.   EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT. This Contract shall take effect upon the date first above written and shall remain in full force and effect continuously (unless terminated automatically as set forth in Section 11) until terminated:

      (1) Either by the Fund or the Distributor by not more than sixty (60) days' nor less than ten (10) days' written notice delivered or mailed by registered mail, postage prepaid, to the other party; or

      (2) If the continuance of this Contract after two years after the date of its execution is not specifically approved at least annually by the Trustees of the Fund or the shareholders of the Fund by the affirmative vote of a majority of the Trustees of the Fund who are not interested persons of the Fund or of the Distributor by vote cast in person at a meeting called for the purpose of voting on such approval.

      Action by the Fund under (a) above may be taken either (i) by vote of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund. The requirement under (b) above that continuance of this Contract be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the Rules and Regulations thereunder.

      Termination of this Contract pursuant to this Section 12 shall be without the payment of any penalty.

13. CERTAIN DEFINITIONS. For the purposes of this Contract, the "affirmative vote of a majority of the outstanding shares of the Fund" means the affirmative vote, at a duly called and held meeting of shareholders of the Fund, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

      For the purposes of this Contract, the terms "interested persons" and "assignment" shall have the meanings defined in the Investment Company Act of 1940, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.



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